EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-80871, 33-98148, 33-98150, 333-129888 and 333-119829) of Proliance International, Inc. (formerly known as Transpro, Inc.) of our report dated March 17, 2004 except for Note 4, for which the date is June 14, 2005, relating to the consolidated statements of operations, cash flows, and changes in stockholders’ equity for the year ended December 31, 2003 and the financial statement schedule for the year ended December 31, 2003, which appear in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Hartford, CT
March 30, 2006